EXHIBIT 99.1

                                  PRESS RELEASE

Monadnock Community Bancorp, Inc.                              603.924.9654
1 Jaffrey Road                                             www.monadnockbank.com
Peterborough, NH 03458

                              FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

                   MONADNOCK COMMUNITY BANCORP, INC. ANNOUNCES
                THE APPOINTMENT OF NEW DIRECTOR, NANCY L. CARLSON

Peterborough, New Hampshire - February 28, 2006 - Monadnock Community Bancorp, Inc. (over-the-counter bulletin board: MNCK), President & CEO, William M. Pierce, Jr., announced today that Nancy L. Carlson has joined the Board of
Directors of Monadnock Community Bancorp, Inc., its parent corporation, Monadnock Mutual Holding Company, and its subsidiary Monadnock Community Bank.

Pierce said of Carlson, "We are excited to have Nancy join our Board of Directors. She brings a strong business and financial background to the Board along with a great reputation in the local community." Ms. Carlson spent 18 years as a Professor at Franklin Pierce College in Rindge, New Hampshire before retiring in 2002 and has done financial consulting and tax preparation for the past 20 plus years. She has also served as a Treasurer for the Monadnock Regional School District and served as a Trustee for the Town of Swanzey and a finance committee member for the Board of the American Red Cross.

FORWARD-LOOKING  STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.